UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 10, 2005

VIEWPOINT CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-27168	95-4102687
(state or other juris- diction of incorporation)	(Commission File Number)	(I.R.S. Employer (Identification No.)

498 Seventh Avenue, Suite 1810, New York, NY		10018
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 201-0800

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Arrangement.

On June 10, 2005, Viewpoint Corporation (the “Company”) issued a press release entitled “Viewpoint Hires Vice President and General Counsel”. The text of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference. Effective June 6, 2005, Brian J. O’Donoghue resigned as General Counsel of the Company and effective June 15, 2005, Mr. O’Donoghue will resign as Senior Vice President of Corporate Development of the Company. Mr. O’Donoghue’s resignation on June 15, 2005 will result in termination of the employment agreement and termination protection agreement between Mr. O’Donoghue and the Company.

The Company entered into an employment agreement with Mr. O’Donoghue in April 2000 under which Mr. O’Donoghue agreed to serve as General Counsel of the Company and the Company agreed to pay to Mr. O’Donoghue a base salary of $150,000 per year and to grant to Mr. O’Donoghue an option to acquire 200,000 shares of the Company’s common stock. The agreement further provided that if Mr. O’Donoghue’s employment was terminated by the Company without cause (as defined) or if terminated by Mr. O’Donoghue for good reason (as defined), Mr. O’Donoghue would receive an amount equal to his base salary and the unvested portion of all stock options held by Mr. O’Donoghue would immediately vest and become exercisable. In 2003, the Company entered into a termination protection agreement with Mr. O’Donoghue which provided that Mr. O’Donoghue would be entitled to receive a payment equal to three times his base salary and all outstanding options issued to Mr. O’Donoghue would vest and become exercisable in the event that Mr. O’Donoghue’s employment was terminated under certain circumstances following a change in control of the Company.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits

The following exhibit is filed herewith:

Exhibit 99.1	Press Release of Viewpoint Corporation, dated June 10, 2005, entitled “Viewpoint Hires Vice President and General Counsel”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIEWPOINT CORPORATION

/s/ Jerry S. Amato
Jerry S. Amato
President and Chief Executive Officer

Dated: June 10, 2005